NEWS RELEASE

For more information:	Press John Coulbourn SeaChange 978-889-3098 john.coulbourn@schange.com	Investors Martha Schaefer SeaChange 978-889-3030 martha.schaefer@schange.com

SEACHANGE NAMES KEVIN BISSON SENIOR VP & CHIEF FINANCIAL OFFICER

ACTON, Mass. (March 9, 2006) – SeaChange International (Nasdaq:SEAC) today announced that Kevin Bisson will join the on-demand technology leader as its Senior Vice President of Finance & Administration, effective March 13, 2006, and immediately subsequent to SeaChange filing its annual report on Form 10-K in April 2006, as its Chief Financial Officer. Mr. Bisson will also serve as Treasurer and Secretary. Formerly Senior Vice President and CFO at American Superconductor, Mr. Bisson succeeds Bill Fiedler who, after seven years with SeaChange, announced his pending retirement in May 2005. Mr. Fiedler will remain the CFO of SeaChange through filing of the Form 10-K, and will remain an employee of the company and aid in the transition of the new CFO.

“After a thorough and extensive search, I’m very confident that Kevin will be a strong addition to SeaChange as we continue to refine and prepare our company for the expanding international opportunities in our on-demand market,” said Bill Styslinger, president and CEO, SeaChange. “We are grateful to Bill Fiedler for his leadership and the many contributions he’s made to SeaChange. Kevin has demonstrated a capacity for managing growth which will ensure the advancement of our key initiatives, and I believe he will provide significant leadership as he succeeds Bill.”

Mr. Bisson joined American Superconductor – a manufacturer of high-temperature superconductor wire and power electronic systems – in May 2003 where he has been responsible for overseeing that company’s finance, investor relations, information systems and human resources functions. During his tenure at American Superconductor, Mr. Bisson was instrumental in substantially strengthening the company’s balance sheet by improving its quarterly cash flow by 50 percent and managing two successful public stock offerings generating combined net proceeds of nearly $100 million. In addition, he helped drive restructuring efforts that improved productivity by a factor of three.

Prior to joining American Superconductor, Mr. Bisson was vice president, controller and treasurer for Axcelis Technologies, Inc., a publicly traded global semiconductor capital equipment manufacturer. Mr. Bisson also held several senior financial positions with Hamilton Sundstrand, Hamilton Standard and Carrier Corporation, all units of Connecticut-based United Technologies Corporation.

Mr. Bisson holds an MBA degree from the University of Virginia and a bachelor’s degree in accounting from Boston College and is a certified public accountant.

About SeaChange

SeaChange provides digital video systems that are changing television. Its powerful server and software systems enable television operators to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

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MediaCluster is a registered trademark of SeaChange International, Inc.